Exhibit 10.11

WILLOW FINANCIAL BANCORP, INC.

AMENDED AND RESTATED

2007 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE 1 — PURPOSE

THIS AMENDED AND RESTATED 2007 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (this “Plan”) is hereby adopted by Willow Financial Bancorp, Inc. (the “Corporation”) as of October 23, 2007.

The purpose of the Plan is to aid in retaining the services of a select group of officers and highly compensated employees of the Corporation, its subsidiaries and any successors thereto, and to motivate them to contribute to the growth and profits of the Corporation. This Plan as amended and restated shall be effective as of July 1, 2007 (the “Effective Date”).

The Plan is intended to be an unfunded plan qualifying as a “top hat” plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan as originally adopted was effective as of April 1, 2006 (the “Prior Plan”). However, the Corporation suspended the Prior Plan in 2006, and no benefits were accrued under the Prior Plan for any periods prior to July 1, 2007. The Plan is being amended and restated in order to make certain changes to the participants in the Plan, to reduce the amount of benefits previously contemplated and to comply with the requirements of Section 409A of the Code and the final regulations issued by the Internal Revenue Service (the “IRS”).

ARTICLE 2 — DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the following terms shall have the indicated meanings:

2.1.                              Additions: Interest on Annual Credits, compounded monthly at an annualized rate of 5.5%. Additions shall be attributed to each Participant’s Employer Credit Account from the date upon which the Employer Credit Account first has a positive balance until the date upon which the Corporation determines the final payment of benefits to a Participant or his Beneficiary pursuant to Article 4. The Committee may elect to utilize a different interest rate in future years in its discretion.

2.2.                              Annual Credit: The amount the Corporation will credit on behalf of a Participant in relation to his Base Credit and Performance-Based Credit, as appropriate, for each year of his participation in the Plan.

2.3.                              Base Credit: The portion of the Annual Credit based upon a Participant’s salary and years to Retirement from the Corporation. The amount of the Base Credit and the date upon which it will be attributed to the Employer Credit Account are specified in Schedule A. This amount may vary from Participant to Participant and from year to year as determined by the Committee. Furthermore, since the value of the Base Credit is predicated upon the value of the Participant’s annual salary when he joined the Plan and adjusted by an assumed rate of inflation of 3.5 percent per year, the Committee may deem it appropriate to re-calculate the benefit for one or more Participants if it deems, in its discretion, that the Participant’s salary has been substantially modified.

2.4.                              Beneficiary: Any person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust), as designated from time to time in writing pursuant to Article 5, to whom any benefits may be payable upon the death of a Participant.

2.5.                              Cause: Behavior of a Participant which constitutes any of the following:

a.               Willfully engaging in gross misconduct with regard to the Corporation which is materially injurious to the Corporation,

b.              Gross negligence in the performance of the Participant’s duties and responsibilities which is materially injurious to the Corporation,

c.               Refusal to follow proper and achievable written direction of the Board of Directors, provided that this shall not be Cause if the Participant in good faith believed the direction to be illegal, unethical or immoral and so notifies the Board of Directors,

d.              Being convicted of (or pleading nolo contendere to) a felony involving financial impropriety (or any other crime which would materially interfere with his service),

e.               Willfully breaching any material obligations under any agreement with the Corporation without proper justification,

f.                 Material fraud or dishonesty with regard to the Corporation (other than good faith expense account disputes),

g.              Continuous and material refusal to attempt to perform the Participant’s responsibilities and duties after written notice, and

h.              Entering into competition with the Corporation in any line of business in which the Corporation was involved during the Participant’s employment.

2.6.                              Change in Control:  Change in Control shall mean a change in the ownership of the Corporation, a change in the effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation, in each case as provided under Section 409A of the Code and the regulations thereunder.

2.7.                              Committee: The Compensation Committee of the Board of Directors of the Corporation, or such other persons as may be selected by the Compensation Committee or the Board of Directors to administer the Plan. The Committee may assign some of the routine administrative functions to any department of the Corporation or another organization at its discretion.

2.8.                              Corporation: Willow Financial Bancorp, Inc. (formerly known as Willow Grove Bancorp, Inc.), a Pennsylvania corporation, and any successor thereof, including any affiliated company that adopts this Plan with the consent of the Board of Directors of the Corporation.

2.9.                              Disability:  Disability means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation.

2.10.                        Employer Credit Account: The sum of Annual Credits which are described in Schedule A, attached hereto and incorporated herein by reference, and attributable to a Participant plus Additions and less withdrawals and distributions on such amounts. The Corporation shall maintain a bookkeeping account to reflect and track each Participant’s Employer Credit Account, as adjusted from time to time.

2.11.                        Participant: Any officer or highly compensated employee of the Corporation designated by the Committee to be eligible for participation in the Plan, who has executed an application for participation pursuant to Section 3.1, and who is participating in this Plan from time to time.

2.12.                        Performance-Based Credit: The portion of the Annual Credit based upon the Corporation’s performance each year. The Committee will establish two levels of performance objectives each year. If the performance objectives are achieved, then the Participant will earn a Performance-Based Credit equal to (a) 15% of the Participant’s base salary for the applicable year if the first level of performance objectives is achieved, or (b) 30% of the Participant’s base salary for the applicable year if the second level of performance objectives is achieved. The performance objectives may vary from Participant to Participant and from year to year as determined by the Committee. If earned, the Performance-Based Credit will be attributed to the Employer Credit Account of the applicable Participant no later than the 120th day following the end of the Corporation’s applicable fiscal year.

2.13.                        Plan Year: January 1 through December 31, provided that the first Plan Year shall be from the Effective Date through December 31, 2007.

2.14.                        Retirement: The attainment by a Participant of both age sixty-two and five years of participation in the Plan. For the Participants listed in Schedule A as of the Effective Date, the participation in the Plan shall commence as of July 1, 2007.

2.15.                        Separation from Service: A “Separation from Service” shall mean a termination of the Participant’s services (whether as an employee or as an independent contractor) to the Corporation for reasons other than death or Disability. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the

Corporation and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.16.                        Specified Employee:  A person who is a specified employee as defined in the final regulations issued under Section 409A of the Code.

ARTICLE 3 — DEFERRED COMPENSATION

3.1.                              Eligibility and Participation: Eligibility to commence participation in this Plan shall be restricted to those officers or highly compensated employees selected by the Committee in its sole discretion who qualify as “select management or highly compensated employees” as defined in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, provided, however, that any such person shall timely complete all forms necessary for participation in the Plan under this Section.

Any individual so selected shall first become a Participant in the Plan by filing with the Corporation a written application for participation in a form satisfactory to the Corporation, within thirty days of the date that he or she is first eligible to participate in the Plan. If such application is not filed within such thirty-day period, such individual shall not thereafter be permitted to participate in the Plan until the next calendar year following the date upon which he first became eligible to participate. Upon selecting an individual to become a Participant in the Plan, the Committee shall notify the individual in writing of the date of eligibility and shall provide the individual with a written application for participation.

3.2.                              Termination Event: A Participant shall continue to be eligible to participate in the Plan until the earliest date on which any of the following events (“a Termination Event”) occurs:

(a)                      There occurs a Change in Control as defined in Section 2.6;

(b)                     There occurs a Separation from Service as defined in Section 2.15;

(c)                      The Participant dies;

(d)                     There occurs a Disability as defined in Section 2.9; or

(e)                      The Plan is terminated in accordance with Section 6.1(b) of the Plan.

ARTICLE 4 — BENEFITS

4.1.                                   Benefit: Should a Participant have a Termination Event, other than a Separation from Service for Cause, he shall be entitled to receive a termination benefit which shall be the vested portion of his or her Employer Credit Account (the “Termination Benefit”).

4.2.                                   Cause: Should a Participant have a Separation from Service for Cause, he shall forfeit any Termination Benefit.

4.3.                                   Distribution Options:

(a) General:  Pursuant to a Participant’s Termination Benefit Election (as defined herein), the Termination Benefit attributable to such Participant shall be paid either (i) in a lump sum, (ii) in five equal annual installments, or (iii) in ten equal annual installments (each, a “Termination Benefit Election”). If a Participant fails to make a Termination Benefit Election, he shall receive his benefit in a lump sum.

(i)  Annual Installments:  Should annual installments be selected, the first such payment shall be made on the sixtieth day following the Termination Event; provided, however, that if the installments are to be paid to a Specified Employee due to a Separation from Service, the first installment shall be delayed until the first day of the month immediately following the lapse of six months after the date of Separation from Service. Each payment thereafter shall be made on the annual anniversary of the original payment date.

(ii)  Lump Sum Distribution: Should a lump sum distribution be selected, the Termination Benefit shall be made on the sixtieth day following the Termination Event; provided, however, that if the lump sum is to be paid to a Specified Employee due to a Separation from Service, the lump sum shall be delayed until the first day of the month immediately following the lapse of six months after the date of Separation from Service.

(b)           Prior Elections. Any payment elections made by the Participant before the Effective Date shall continue in effect until such time as the Participant makes a subsequent payment election and such election becomes effective as set forth below. If no prior payment election was made, then the current payment election shall be deemed to be a lump sum payment.

(c)           Initial Elections for New Participants. Any new Participant in the Plan may make a Termination Benefit Election within thirty (30) days of first becoming eligible to participate in the Plan. If no payment election is made within such time period, then the payment election shall be deemed to be a lump sum payment.

(d)           Transitional Elections Prior to 2009. On or before December 31, 2008, if the Participant wishes to change his Termination Benefit Election, the Participant may do so by completing a payment election form approved by the Corporation, provided that any such election (i) must be made at least 12 months prior to the occurrence of a Separation from Service or the Participant’s death or Disability, (ii) must be made at least 12 months before the date on which benefit payments are scheduled to commence, (iii) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (iv) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

(e)           Changes in Payment Elections After 2008. On or after January 1, 2009, if a Participant wishes to change his Termination Benefit Election, the Participant may do so by completing a payment election form approved by the Corporation, provided that any such election (i) must be made prior to the occurrence of a Separation from Service or the Participant’s death or Disability, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Corporation, and (iv) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid). For purposes of this Agreement and clause (iv) above, all installment payments under this Agreement shall be treated as a single payment.

4.4.                                   Limited Cashouts: Notwithstanding any Termination Benefit Election, if the Termination Benefit is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code ($15,500 for 2007), then the Termination Benefit shall be paid in a lump sum, provided that the lump sum payment results in the termination and liquidation of the Participant’s entire interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single plan as provided under Section 1.409A-1(c)(2) of the regulations issued by the IRS.

4.5.                                   Vesting: Each Year’s Annual Credit and Additions will be subject to its own vesting schedule and shall vest at a rate of 25% for each calendar year, commencing as of the December 31st next following the date of the Annual Credit or Addition. For example, Annual Credits attributed to a Participant’s Employer Credit Account as of July 1, 2007 will be 25% vested on December 31, 2007, 50% vested on December 31, 2008, 75% percent vested on December 31, 2009 and 100% vested on December 31, 2010. If a Termination Event occurs, Participants will forfeit any unvested benefits accrued as of the date of the applicable Termination Event, except that all unvested benefits shall become fully vested if the Termination Event is due to (i) a Change in Control, (ii) a Separation from Service due to Retirement, (iii) death, or (iv) Disability. In the event the Plan is terminated due to Section 6.1 hereof, no further vesting shall occur after the date of termination of the Plan.

ARTICLE 5 — BENEFICIARY

5.1                                 Designation: At the time participation in the Plan commences, or at any later date, each Participant shall designate on a form satisfactory to the Corporation one or more Beneficiaries to receive any benefits which may become payable hereunder in the event of his death (Beneficiary Designation). A Participant can change any such Beneficiary Designation at any time prior to his death upon written notice to the Corporation.

5.2                                 Subsequent Beneficiary Designations: If a Participant shall have made more than one Beneficiary Designation, the Beneficiary Designation most recently filed with the Corporation prior to the time of the Participant’s death shall govern.

5.3                                 No Beneficiary Designation: If any amounts under the Plan become payable following a Participant’s death at a time when no Beneficiary Designation is applicable or when no Beneficiary is in existence, such payments shall be made in a lump sum to such Participant’s surviving spouse, or if none, such amounts shall be paid to such Participant’s estate.

ARTICLE 6 — MISCELLANEOUS

6.1           Amendment and Termination:

(a)  General.           The Corporation, acting through the Committee, reserves the right to amend, in whole or in part, in writing, or to terminate this Plan (including Schedule A hereto) at any time and in its sole discretion, with or without notice; provided, however, that no such action shall reduce the amount of a Participant’s vested Termination Benefit prior to the date of any such amendment or termination. Upon termination of this Plan, those Participants that are receiving Termination Benefits pursuant to the provisions of Article 4 and those Beneficiaries receiving benefits pursuant to the provisions of Article 5 shall continue to receive such benefits in accordance with this Plan. The Participants who are not receiving Termination Benefits will be entitled to receive only the vested portion of their Employer Credit Account as calculated on the effective date of the Plan termination, with such amount to be paid in accordance with this Plan. A termination of the Plan will not be a distributable event, except in the three circumstances set forth in Section 6.1(b) below.

(b)           Termination.          Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 6.1(b). The Corporation may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of each Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)                                     the Plan is irrevocably terminated within 30 days preceding a Change in Control and (1) all arrangements sponsored by Willow Financial Bank (the “Bank”) and/or the Corporation that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) each Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Corporation irrevocably takes all necessary action to terminate the Plan and the other aggregated arrangements,

(ii)                                  the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and/or the Corporation and (1) all arrangements sponsored by the Bank and/or the Corporation that would be aggregated with the Plan under Treasury Regulation ‘1.409A-1(c) if a Participant had deferrals of compensation under such arrangements are terminated, (2) no payments are made within 12 months of the date the Corporation takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Bank and/or the Corporation take all necessary action to irrevocably terminate the arrangements; and (4) neither the Bank nor the Corporation adopts a new arrangement that would be aggregated with the Plan or any terminated arrangement under Treasury Regulation ‘1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Bank and/or the Corporation take all necessary action to irrevocably terminate the Plan or aggregated arrangement, or

(iii)                               the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable.

6.2                                 Insurance: The Corporation may purchase one or more insurance policies on the life of a Participant, as a means of providing, in whole or in part, for the payment of benefits hereunder. However, in such event neither such Participant, his designated Beneficiary, nor any other beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Corporation (or any “rabbi trust” (as described in Section 6.6) formed in connection with the Plan) shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant or any other person or as collateral security for any obligation of the Corporation hereunder. This Plan shall under no circumstances be deemed to constitute a contract of insurance.

6.3                                 No Contract of Employment: The Plan shall under no circumstance be deemed to have any effect upon the terms or conditions of employment of any employee of the Corporation whether or not he is a Participant hereunder. Neither the offering of the Plan, the payment of any expenses, costs or benefit amounts associated with the Plan, nor any documents published in connection with the Plan shall be construed as having created a contract of employment between a Participant and the Corporation, nor shall any of such actions or documents affect any right that the Corporation may have to terminate the service of such person at will.

6.4                                 Benefits not Transferable: Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary, and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or any Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or any Beneficiary under any circumstances.

6.5           Determination of Benefits:

(a)                                  General. The Committee may require any person claiming benefits under the Plan (“Claimant”) to submit an application therefor in writing to the Claims Administrator or to any officer of the Corporation, together with such other documents and information as the Committee may require.

(b)                                 Claims. Claims for benefits, benefit determinations, appeals and reviews of any adverse benefit determination and all associated notifications shall, at a minimum, comply with Section 503 of ERISA and the applicable provisions of 29 C.F.R. § 2560.503-1 (“ERISA Regulations”).

(c)                                  Claims Administrator. The Claims Administrator shall be designated by the Committee. The Committee reserves the right to change the Claims Administrator from time to time and to designate a special Claims Administrator when deemed necessary to avoid a conflict of interest.

(d)                                 Notification of Benefit Determination. The Claims Administrator will notify the Claimant of a benefit determination in writing within a reasonable time. Notification that a claim is wholly or partially denied will normally be given no later than 90 days after receipt of the claim. The notice shall (1) specify the reasons for the adverse decision, (2) refer to the specific provisions of the Plan on which the decision is based, (3) describe any additional material necessary to complete the claim and the reasons that such material is necessary, (4) describe the appeal and review procedures and the applicable time limits, and (5) inform the claimant of the right to bring a civil action following review. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial ninety-day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed ninety days from the end of the initial ninety-day period. Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.

(e)                                  Review. A Claimant is entitled to have an adverse benefit determination reviewed by the Committee (the “Named Fiduciary”). The request for review must be in writing and filed with the Claims Administrator no later than 60 days following the Claimant’s receipt of the adverse determination. The Claimant may submit written comments and other information and documents relating to the claim, and have reasonable access to and receive copies of all documents and information relevant to the claim. The Claimant may request a hearing. The Claims Administrator will promptly forward the request for review and the claim file to the Named Fiduciary. The decision of the Named Fiduciary shall be made promptly, and not later than sixty days after the Named Fiduciary’s receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than one hundred twenty days after receipt of the request for review.

(f)                                    Named Fiduciary. The Named Fiduciary shall not be the Claims Administrator nor subordinate to the Claims Administrator. The Board of Directors reserves the right to change the Named Fiduciary from time to time, and to designate a special Named Fiduciary for appeals when deemed necessary.

(g)                                 Review Procedure. The Named Fiduciary has the discretion to decide all questions regarding relevance and reasonable access. In addition, the Named Fiduciary has the discretion as to whether a hearing shall be held. The Named Fiduciary will afford no deference to the Claims Administrator’s decision, and will ensure a full and fair review de novo.

(h)                                 Notification of Benefit Determination on Review. The Named Fiduciary’s decision will be in writing and sent to the Claims Administrator. The Claims Administrator will then notify the Claimant either by hand delivery or by first class mail within a reasonable time, and normally not later than 60 days after receipt of the claim for review. If the Named Fiduciary issues an adverse benefit decision to the Participant or his Beneficiary, the decision shall (1) specify the reasons for the decision, (2) refer to specific Plan provisions on which the decision was based, (3) inform the Claimant of the right to review all information reviewed by the Named Fiduciary, even information not relied on in making the decision, and (4) inform the Claimant of the right to bring a civil action.

(i)                                     Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the Claimant has exhausted his remedies under this Section 6.5.

6.6                                 No Trust:  No action by the Corporation or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant or Beneficiary or any other persons otherwise entitled to benefits under the Plan. The status of each Participant and any Beneficiary with respect to any liabilities assumed by the Corporation hereunder shall be solely that of unsecured creditors of the Corporation. The Plan constitutes a mere promise by the Corporation to make benefit payments in the future. Any insurance policy or any other asset acquired or held by the Corporation in connection with liabilities assumed by it hereunder shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of a Participant or Beneficiary or to be security for the performance of the obligations of the Corporation, but shall be and remain a general, unpledged, unrestricted asset of the Corporation at all times subject to the claims of general creditors of the Corporation. Notwithstanding the foregoing, the Corporation may transfer assets, including any insurance policies, to a grantor trust of the type known as a “rabbi trust” with the Corporation as grantor and owner of such trust, provided that the terms of such trust comply with Section 409A of the Code.

6.7                                 Plan Administration: The Plan shall be administered by the Committee. The Committee shall have the exclusive authority, sole discretion and responsibility for all matters in connection with the operation and administration of the Plan. The Committee’s powers and duties shall include, but not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits under and expenses of the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem proper; (d) discretionary authority to interpret the Plan; and (e) discretionary authority to determine eligibility for benefits under the Plan and to resolve all issues of fact and law in connection with such determination. Decisions by the Committee shall be final and binding upon all parties.

The Committee, from time to time, may allocate to other persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan. Any such allocation shall be reviewed from time to time by the Committee; shall, unless the Committee specifies otherwise, carry such discretionary authority as the Committee possesses regarding the matter; and shall be terminable upon such notice as the Committee, in its sole discretion, deems reasonable and prudent under the circumstances.

6.8                                 Satisfaction of Claims: Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Corporation. The Corporation may require such payee, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Corporation.

6.9                                 Governing Law: The Plan shall be construed, administered, and governed in all respects in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the Commonwealth of Pennsylvania without regard to applicable conflicts of law or choice of law principles. By electing to participate in the Plan, each Participant on behalf of himself and his beneficiaries irrevocably and unconditionally (a) submits to the exclusive personal jurisdiction of the United States federal courts and the Commonwealth of Pennsylvania state courts located in Montgomery County, Pennsylvania (“Pennsylvania Courts”) with respect to any lawsuit, claim or cause of action arising under or with respect to this Plan; (b) agrees that the Pennsylvania Courts shall have exclusive subject matter jurisdiction over any such lawsuit, claim or cause of action; (c) agrees that venue with respect to any such lawsuit, claim or cause of action is proper and most convenient in such Pennsylvania Courts; and (d) agrees not to assert or raise any objection to jurisdiction or venue in the Pennsylvania Courts. BY ELECTING TO PARTICIPATE IN THE PLAN, EACH PARTICIPANT, ON BEHALF OF HIMSELF AND HIS BENEFICIARIES, IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY AND ALL ACTIONS OR PROCEEDINGS BROUGHT WITH RESPECT TO ANY PROVISION OF THIS PLAN AND/OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF, OR RELATED TO, THIS PLAN, to the extent not preempted by ERISA.

6.10                           Gender and Number: Words used herein in the masculine, feminine or neuter gender shall be construed as though they were also used in another gender in all cases where they would so apply. Words used herein in the singular or plural form shall be construed as though they were also used in the other form in all cases where they would so apply.

6.11                           Severability: In the event that a court of competent jurisdiction determines that any provision of the Plan is in violation of any statute or public policy, only those provisions of the Plan that violate such statute or public policy shall be stricken. All provisions of the Plan that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any provision of the Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Corporation in establishing the Plan.

6.12                           Indemnification: The Corporation agrees to and shall indemnify and hold harmless each Indemnified Person (as hereinafter defined), to the full extent permitted by law and the Corporation’s Articles of Incorporation and Bylaws, from and against all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs and reasonable attorney’s fees and expenses, incurred in connection with the Plan. “Indemnified Person” shall mean each director, officer, Committee member, Claims Administrator or employee of the Corporation acting as a fiduciary of the Plan.

6.13                           Expenses: The expenses of administering the Plan and any grantor trust described in Section 6.6 shall be borne by the Corporation.

6.14                           Successors and Assigns: This Plan shall be binding on and inure to the benefit of the Corporation and the Participants and their Beneficiaries, and their respective heirs and assigns.

6.15                           Captions. The captions of this Plan are descriptive only and do not affect the intent or interpretation of the Plan.

6.16                           Notices. Any notice required or permitted to be given hereunder shall be in writing sent by either personal delivery, overnight delivery, or United Sates registered or certified mail, return receipt requested, all of which shall be properly addressed with postage or delivery charges prepaid, to the Committee or Participant at their respective addresses described below, or at such other addresses as either the Corporation or Participant may hereafter designate to the other in writing:

To the Committee:	Compensation Committee of the Board of Directors
Willow Financial Bancorp, Inc.
170 South Warner Road
Wayne, Pennsylvania 19087
Re:	Willow Financial Bancorp, Inc. Amended
and Restated 2007 Supplemental Executive Retirement
Plan

To any Participant:	To the Participant’s last known address as shown in the
Corporation’s Human Resource Department records

Notices sent by personal delivery shall be deemed given upon actual receipt. Notices sent by overnight delivery shall be deemed given on the next business day. Notices sent via United States registered or certified mail shall be deemed given two business days from mailing.

ACKNOWLEDGED:

Willow Financial Bancorp, Inc.

/s/ Donna M. Coughey	October 23, 2007
By	Date

Schedule A

Name:	Donna Coughey
Date of Birth:	3/15/1950
Starting Salary:	$350,000
Retirement Age:	62
Annual Credit Date:	July 1
Estimated Annual Retirement Benefit:	$118,499

Year	Annual Credit
2007	144,202
2008	152,133
2009	160,500
2010	169,328
2011	178,641

The Annual Credit is described in the Willow Financial Bancorp, Inc. Supplemental Retirement Plan document.  The estimated annual retirement benefit is based upon continued employment with the Corporation until Retirement.  The actual benefit amount will vary depending upon date of Termination of Service, vesting schedule, and other factors.

1

Schedule A

Name:	Joseph Crowley
Date of Birth:	3/29/1962
Starting Salary:	$222,000
Retirement Age:	62
Annual Credit Date:	July 1
Estimated Annual Retirement Benefit:	$112,273

Year	Annual Credit
2007	21,950
2008	23,158
2009	24,431
2010	25,775
2011	27,193
2012	28,688
2013	30,266
2014	31,931
2015	33,687
2016	35,540
2017	37,494
2018	39,557
2019	41,732
2020	44,027
2021	46,449
2022	49,004
2023	34,395

The Annual Credit is described in the Willow Financial Bancorp, Inc. Supplemental Retirement Plan document.  The estimated annual retirement benefit is based upon continued employment with the Corporation until Retirement.  The actual benefit amount will vary depending upon date of Termination of Service, vesting schedule, and other factors.

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Schedule A

Name:	Allen Wagner
Date of Birth:	9/19/1950
Starting Salary:	$162,660
Retirement Age:	62
Annual Credit Date:	July 1
Estimated Annual Retirement Benefit:	$57,326

Year	Annual Credit
2007	66,870
2008	70,548
2009	74,428
2010	78,522
2011	82,841
2012	14,776

The Annual Credit is described in the Willow Financial Bancorp, Inc. Supplemental Retirement Plan document.  The estimated annual retirement benefit is based upon continued employment with the Corporation until Retirement.  The actual benefit amount will vary depending upon date of Termination of Service, vesting schedule, and other factors.

3

Schedule A

Name:	Ammon Baus
Date of Birth:	5/31/1949
Starting Salary:	$190,000
Retirement Age:	63
Annual Credit Date:	July 1
Estimated Annual Retirement Benefit:	$62,153

Year	Annual Credit
2007	75,647
2008	79,808
2009	84,197
2010	88,828
2011	93,649

The Annual Credit is described in the Willow Financial Bancorp, Inc. Supplemental Retirement Plan document.  The estimated annual retirement benefit is based upon continued employment with the Corporation until Retirement.  The actual benefit amount will vary depending upon date of Termination of Service, vesting schedule, and other factors.

4

Schedule A

Name:	Matthew Kelly
Date of Birth:	7/31/1963
Starting Salary:	$181,330
Retirement Age:	62
Annual Credit Date:	July 1
Estimated Annual Retirement Benefit:	$99,376

Year	Annual Credit
2007	15,042
2008	15,870
2009	16,742
2010	17,663
2011	18,635
2012	19,660
2013	20,741
2014	21,882
2015	23,085
2016	24,355
2017	25,694
2018	27,108
2019	28,599
2020	30,171
2021	31,831
2022	33,582
2023	35,429
2024	37,377
2025	39,352

The Annual Credit is described in the Willow Financial Bancorp, Inc. Supplemental Retirement Plan document.  The estimated annual retirement benefit is based upon continued employment with the Corporation until Retirement.  The actual benefit amount will vary depending upon date of Termination of Service, vesting schedule, and other factors.

5

Schedule A

Name:	Christopher Blakely
Date of Birth:	4/4/1964
Starting Salary:	$129,688
Retirement Age:	62
Annual Credit Date:	July 1
Estimated Annual Retirement Benefit:	$70,473

Year	Annual Credit
2007	10,953
2008	11,555
2009	12,191
2010	12,861
2011	13,568
2012	14,315
2013	15,102
2014	15,933
2015	16,809
2016	17,733
2017	18,709
2018	19,738
2019	20,823
2020	21,969
2021	23,177
2022	24,452
2023	25,796
2024	27,215
2025	21,500

The Annual Credit is described in the Willow Financial Bancorp, Inc. Supplemental Retirement Plan document.  The estimated annual retirement benefit is based upon continued employment with the Corporation until Retirement.  The actual benefit amount will vary depending upon date of Termination of Service, vesting schedule, and other factors.

6

Schedule A

Name:	Tom Saunders
Date of Birth:	2/1/1961
Starting Salary:	$200,000
Retirement Age:	62
Annual Credit Date:	July 1
Estimated Annual Retirement Benefit:	$97,443

Year	Annual Credit
2007	21,581
2008	22,767
2009	24,020
2010	25,341
2011	26,734
2012	28,205
2013	29,756
2014	31,393
2015	33,119
2016	34,941
2017	36,863
2018	38,890
2019	41,029
2020	43,286
2021	45,666
2022	28,260

The Annual Credit is described in the Willow Financial Bancorp, Inc. Supplemental Retirement Plan document.  The estimated annual retirement benefit is based upon continued employment with the Corporation until Retirement.  The actual benefit amount will vary depending upon date of Termination of Service, vesting schedule, and other factors.

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